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                                   Exhibit 21
                                  Subsidiaries


Cedar Income Fund Ltd., directly, or through Cedar Income Fund Partnership, L.P., has the following subsidiaries all of which, are property holding companies:


Academy Plaza L.L.C. 2

Academy Plaza L.L.C. 1

Cedar Center Holdings L.L.C. 3

Greentree Road L.L.C. 1

The Point Shopping Center LLC

Port Richmond L.L.C. 2

Port Richmond L.L.C. 1

Washington Center L.L.C. 2

Washington Center L.L.C. 1



Greentree Road L.L.C.2